[BF GOODRICH LOGO]                                                          NEWS
--------------------------------------------------------------------------------
THE BFGOODRICH COMPANY                      PR00-0077
Four Coliseum Centre                        MEDIA CONTACT:       Kevin Ramundo
2730 West Tyvola Road                       PHONE:               704-423-7024
Charlotte, North Carolina 28217-4578        FAX:                 704-423-7127
www.bfgoodrich.com
                                            Investor Contact:    Paul Gifford
                                            PHONE:               704-423-5517
                                            FAX:                 704-423-5516


BFGOODRICH REPORTS HIGHER THIRD-QUARTER RESULTS, INCLUDING AN
11% INCREASE IN EPS

-     AEROSPACE CONTINUES STRONG PERFORMANCE AS MARGINS INCREASE TO 16.6 %
-     INDUSTRIAL OPERATING INCOME AND MARGINS INCREASE
-     DIVESTITURE OF PERFORMANCE MATERIALS PROGRESSING

CHARLOTTE, N.C., October 26, 2000 - The BFGoodrich Company (NYSE: GR) announced today that third-quarter net income, excluding special items, was $85.2 million, compared to $83.0 million, in the year-ago quarter. On a per-share basis, excluding special items, the company earned $0.82 per share in the current quarter, an increase of 11 percent versus $0.74 per share in last year's third quarter. Sales in the current quarter were approximately $1.4 billion, compared to $1.3 billion in the year-ago quarter.

After special charges, third-quarter net income equaled $79.9 million, or $0.77 per share. In the year-ago quarter, the company reported a net loss due to merger and consolidation costs associated with the Coltec merger.

The impact of translating foreign currency at rates in effect during the quarter compared to those from last year reduced third-quarter revenues by $10 million, and lowered earnings per share by $0.01. Through the first three quarters, the impact of foreign currency translation reduced revenues by $30 million, and lowered earnings per share by $0.02.

Commenting on the third-quarter operating results, David L. Burner, BFGoodrich's chairman and chief executive officer, said, "Our Aerospace segment again achieved excellent results despite the downturn in commercial transport deliveries. All four operating groups in this segment achieved higher sales and three reported double-digit operating income growth. I am especially pleased with the growth of our Aerospace margins, which have increased throughout the year and now stand at a record 16.6 percent. Our Engineered Industrial Products segment also reported higher profits and improved margins, while results in Performance Materials were lower due to a very difficult market environment."


Page 1 of 4
PR00-0077 - BFGoodrich reports higher-third quarter results, including 11% increase in operating EPS

[BF GOODRICH LOGO]                                                          NEWS


For the first nine months of 2000, net income, excluding special items, was $266.0 million, or $2.46 per share, compared to $276.0 million, or $2.47 per share, in the comparable 1999 period. Sales for the first nine months of the year were $4.1 billion, compared with $4.2 billion in 1999.

THIRD-QUARTER SEGMENT REVIEW VERSUS YEAR-AGO QUARTER
----------------------------------------------------

In Aerospace, sales increased 8 percent to $926.0 million, operating income increased 18 percent to $154.1 million, and margins rose to 16.6 percent from
15.3 percent. These excellent results reflect increased demand in regional, business and military original equipment segments of the industry and the company's growing position in aftermarket products and services. Electronic Systems, Aerostructures and Aviation Services, and Engine and Safety Systems all achieved double-digit operating income growth.

In Engineered Industrial Products, sales decreased 2 percent to $167.4 million, and operating income increased 3 percent to $29.0 million. The three largest units in the segment, Garlock Sealing Technologies, Fairbanks Morse Engine and Quincy Compressor all achieved higher profits. Operational efficiency improvement and cost reduction helped offset the negative impact of foreign exchange rates and weakness in automotive, truck and trailer markets for industrial products.

In Performance Materials, sales decreased 7 percent to $284.8 million while operating income declined 28 percent to $25.9 million. The decrease in operating income was due to the impact of higher raw material costs, foreign exchange effects and lower volumes, offset somewhat by favorable product mix, improved pricing for some products, strong sales growth in personal care products and continued success in productivity programs.

THIRD-QUARTER HIGHLIGHTS
------------------------

The third quarter was one of the most successful in the company's history in terms of new aerospace business. BFGoodrich was awarded long-term aerostructures contracts worth over $2 billion for existing military aircraft and a new regional jet. The SmartDeckTM "cockpit of the future" for general aviation and business jets and a new collision avoidance system were successfully launched. Contracts for landing gear, brakes, flight control and emergency evacuation systems for several regional jet aircraft were signed and the company opened a new VIP completions center for business jets. In addition, BFGoodrich entered into alliances with Boeing and Rockwell Collins to provide maintenance, repair and

Page 2 of 4
PR00-0077 - BFGoodrich reports higher-third quarter results, including 11% increase in operating EPS

[BF GOODRICH LOGO]                                                          NEWS

other services, and completed three small complementary acquisitions, including a business which will add star-based, position-determination systems to the company's rapidly growing space flight systems business. The company also announced that it would become an equity partner in MyAircraft.com, a venture that already includes several premier aerospace companies in what many believe will become the leading e-commerce website serving the aerospace industry.

Engineered Industrial Products also had considerable success in new products. Quincy's newest line of reciprocating compressors for the smaller end of the industrial and commercial compressed air market is now in production with deliveries scheduled to begin in February of 2001. Also slated for deliveries early next year is a new line of oil-free compressors aimed at health care and electronics markets where the purity of the process air supply is a critical requirement. In addition, Garlock Sealing Technologies has introduced product line extensions for packing and bearing-protection sealing systems.

The company's strategic review of the Engineered Industrial Products segment has determined that there is continuing growth potential, particularly in the sealing and compressor businesses through new product development, global expansion and complementary acquisitions. Operationally, the focus will continue to be on increased efficiency and consolidation opportunities.

BFGoodrich also continued the process of selling the Performance Materials segment. As previously indicated, possible alternative uses of the proceeds include debt repayment, additional share repurchases and acquisitions. Additional share repurchases would require the approval of the company's Board of Directors.

NEAR-TERM OUTLOOK
-----------------

BFGoodrich expects that the performance of its aerospace business will be strong in the fourth quarter, while market conditions for industrial products and specialty chemicals will remain weak. Based on this outlook, the company expects revenues of approximately $5.6 billion in 2000, with fully diluted earnings per share, excluding special items, around the consensus estimate of $3.30.



Page 3 of 4
PR00-0077 - BFGoodrich reports higher-third quarter results, including 11% increase in operating EPS

[BF GOODRICH LOGO]                                                          NEWS


The BFGoodrich Company, headquartered in Charlotte, North Carolina, has leading market positions in advanced aerospace systems, performance materials, and engineered industrial products. The company has $5.5 billion in annual revenues and 27,000 employees worldwide.

The tables that follow provide more detailed information about BFGoodrich results for the third quarter and year-to-date.

[Part of this announcement contains forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those projected in the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed with the Securities and Exchange Commission, including but not limited to the last section of the Management's Discussion and Analysis entitled "Forward-Looking Information is Subject to Risk and Uncertainty" contained in the company's Annual Report on Form 10-K, and in other filings.]

                                       ###




Page 4 of 4
PR00-0077 - BFGoodrich reports higher-third quarter results, including 11% increase in operating EPS


                                                                   THE BFGOODRICH COMPANY
                                                       (Dollars in millions except per share amounts)




                                                                        Three Months Ended
                                                                            September 30
                                             --------------------------------------------------------------------------


                                                  2000                 2000               1999               1999
                                              As Reported         As Adjusted(A)      As Reported       As Adjusted(B)

Sales                                         $   1,378.2         $   1,378.2         $   1,332.1         $   1,332.1
                                              ===========         ===========         ===========         ===========

Income before Income Taxes
  and Trust Distributions                           133.1               141.4               (63.2)              139.1
Income Tax Expense                                  (48.6)              (51.6)               (3.1)              (51.5)
Distributions on Trust Preferred
  Securities                                         (4.6)               (4.6)               (4.6)               (4.6)
                                              -----------         -----------         -----------         -----------

Net Income (Loss)                             $      79.9         $      85.2         $     (70.9)        $      83.0
                                              ===========         ===========         ===========         ===========

Income Per Share:
    Basic                                     $      0.79        $       0.84         $     (0.64)        $      0.75
                                              ===========         ===========         ===========         ===========

    Diluted                                   $      0.77         $      0.82         $     (0.64)        $      0.74
                                              ===========         ===========         ===========         ===========

Weighted - Average Number
  of Shares Outstanding
  (in millions):
    Basic                                           101.6               101.6               110.1               110.1
                                              ===========         ===========         ===========         ===========

    Diluted                                         106.3               106.3               110.1               113.9
                                              ===========         ===========         ===========         ===========




(A) Results exclude the effect of a $8.3 million charge ($5.3 million after-tax), or $0.05 a diluted share, related to merger-related and consolidation costs.

(B) Results exclude the effect of a $202.3 million charge ($153.9 million after-tax), or $1.35 a diluted share, primarily related to merger-related and consolidation costs. Weighted average diluted shares as adjusted include 0.9 million incremental shares for assumed exercises of stock options, performance shares and restricted shares and 2.9 million potential common shares for assumed conversions of convertible preferred securities that were anti-dilutive on an as reported basis.


                                                                       THE BFGOODRICH COMPANY
                                                          (Dollars in millions except per share amounts)




                                                                              Nine Months Ended
                                                                                  September 30
                                              --------------------------------------------------------------------------------------


                                                    2000                    2000                   1999                 1999
                                                As Reported            As Adjusted(A)          As Reported          As Adjusted(B)

Sales                                         $       4,137.3       $        4,137.3        $       4,207.3       $       4,207.3
                                              ===============       ================        ===============       ===============

Income from before Income Taxes
  and Trust Distributions                               411.8                  440.7                  222.8                 455.3
Income Tax Expense                                     (150.3)                (160.9)                (105.7)               (165.5)
Distributions on Trust Preferred                        (13.8)                 (13.8)                 (13.8)                (13.8)
  Securities                                  ---------------        ---------------        ---------------       ---------------


Net Income                                    $         247.7       $          266.0        $         103.3       $         276.0
                                              ===============       ================        ===============       ===============

Income Per Share:
     Basic                                    $          2.34       $           2.52        $          0.94       $          2.51
                                              ===============       ================        ===============       ===============

     Diluted                                  $          2.30       $           2.46        $          0.93       $          2.47
                                              ===============       ================        ===============       ===============

Weighted-Average Number of Shares
  Outstanding (in millions):
     Basic                                              105.7                  105.7                  109.9                 109.9
                                              ===============       ================        ===============       ===============

     Diluted                                            109.9                  109.9                  110.8                 113.7
                                              ===============       ================        ===============       ===============




(A) Results exclude the effect of a $28.9 million charge ($18.3 million after-tax), or $0.16 a diluted share, related to merger-related and consolidation costs.

(B) Results exclude the effect of a $232.5 million charge ($172.7 million after-tax), or $1.52 a diluted share, primarily related to merger-related and consolidation costs. Weighted average diluted shares as adjusted include 2.9 million potential common shares for assumed conversions of convertible preferred securities that were anti-dilutive on an as reported basis.


                                                                          BFGOODRICH SEGMENT REPORTING
                                                                              (Dollars in millions)


                                                               Three Months Ended                Nine Months Ended
                                                                  September 30                      September 30
                                                          ---------------------------       ---------------------------

                                                              2000             1999            2000              1999

Sales:
  Aerospace:
    Aerostructures and Aviation Services                  $    375.4       $    332.4       $  1,081.4       $  1,141.1
    Landing Systems                                            265.9            261.5            785.0            803.9
    Engine and Safety Systems                                  152.3            136.4            453.6            417.7
    Electronic Systems                                         132.4            124.9            399.2            384.6
                                                          ----------       ----------       ----------       ----------

                                                               926.0            855.2          2,719.2          2,747.3
                                                          ----------       ----------       ----------       ----------


  Engineered Industrial Products                               167.4            170.6            527.2            542.7
                                                          ----------       ----------       ----------       ----------


  Performance Materials:
    Textile and Coatings Solutions                             119.9            133.2            383.3            403.8
    Polymer Additives and Specialty Plastics                   101.0            111.3            321.4            330.6
    Consumer Specialties                                        63.9             61.8            186.2            182.9
                                                          ----------       ----------       ----------       ----------

                                                               284.8            306.3            890.9            917.3
                                                          ----------       ----------       ----------       ----------

Total Sales                                               $  1,378.2       $  1,332.1       $  4,137.3       $  4,207.3
                                                          ==========       ==========       ==========       ==========

Operating Income:
  Aerospace:
    Aerostructures and Aviation Services                  $     57.3       $     44.8       $    155.2       $    156.7
    Landing Systems                                             35.7             36.5            108.1            115.8
    Engine and Safety Systems                                   28.0             24.5             85.5             74.4
    Electronic Systems                                          33.1             25.1             85.9             71.4
                                                          ----------       ----------       ----------       ----------

                                                               154.1            130.9            434.7            418.3
                                                          ----------       ----------       ----------       ----------

  Engineered Industrial Products                                29.0             28.1             95.2             99.3
                                                          ----------       ----------       ----------       ----------


  Performance Materials:
    Textile and Coatings Solutions                               4.5             10.4             21.9             27.5
    Polymer Additives and Specialty Plastics                    13.8             20.5             48.4             55.5
    Consumer Specialties                                         7.6              5.2             20.6             21.9
                                                          ----------       ----------       ----------       ----------

                                                                25.9             36.1             90.9            104.9
                                                          ----------       ----------       ----------       ----------

Total Segment Operating Income                            $    209.0       $    195.1       $    620.8       $    622.5

Corporate General and Administrative Costs                     (17.4)           (16.6)           (52.9)           (53.3)

Merger-related and Consolidation Costs                          (8.3)          (204.7)           (28.9)          (241.0)
                                                          ----------       ----------       ----------       ----------

Total Operating Income (Loss)                             $    183.3       $    (26.2)      $    539.0       $    328.2
                                                          ==========       ==========       ==========       ==========

                           BFGOODRICH SEGMENT RESULTS
                  THIRD QUARTER 2000 VERSUS SECOND QUARTER 2000

AEROSPACE SEGMENT
-----------------

($ millions)
                                              3Q00                     2Q00
                                              ----                     ----

Sales                                        $926.0                   $900.2
Operating Income                              154.1                    141.9

In the Aerospace segment, sales increased $25.8 or 3%, from the second to the third quarter of 2000. This increase is due to higher volume in the Landing Systems and Aerostructures & Aviation Services groups. The Engine and Safety Systems and Electronic Systems groups recorded lower sales for the quarter. Operating income for the third quarter of 2000 increased 9% from the second quarter. The increase in operating income in the Landing Systems, Electronic Systems and Aerostrutures & Aviation Services groups was offset slightly by lower operating income in the Engine & Safety Systems group.

PERFORMANCE MATERIALS SEGMENT
-----------------------------

($ millions)
                                              3Q00                     2Q00
                                              ----                     ----

Sales                                        $284.8                    $298.5
Operating Income                               25.9                      30.9

Performance Materials' sales decreased 5%, while operating income decreased 16%, primarily due to higher raw material costs, especially for PVC and Toluene, and unfavorable exchange rate impact of the Euro. These decreases were offset slightly by continued productivity improvements and selective price increases.

ENGINEERED INDUSTRIAL PRODUCTS SEGMENT
--------------------------------------

($ millions)
                                              3Q00                     2Q00
                                              ----                     ----

Sales                                        $167.4                    $182.2
Operating Income                               29.0                      32.6

In Engineered Industrial Products, sales decreased $14.8 or 8% from $182.2 in the second quarter of 2000 to $167.4 in the third quarter of 2000. This decrease is due in part to normal seasonality declines seen during the third quarter. Operating income decreased $3.6 or 11% for the quarter. This decrease is due primarily to volume reductions offset by cost reductions and productivity improvements.

                            BFGOODRICH GROUP RESULTS
                   THIRD QUARTER AND YEAR-TO-DATE 2000 VERSUS
                       THIRD QUARTER AND YEAR-TO-DATE 1999

                          BFGOODRICH AEROSPACE SEGMENT
                          ----------------------------

AEROSTRUCTURES AND AVIATION SERVICES GROUP
------------------------------------------

($ millions)

                                                          YTD              YTD
                        3Q00            3Q99             2000             1999
                        ----            ----             ----             ----

Sales                   $375.4         $332.4           $1,081.4        $1,141.1
Operating Income          57.3           44.8              155.2           156.7

Sales for the quarter increased 13% over third quarter 1999 to $375.4. This increase is primarily due to stronger sales of Super 727 combined with higher aftermarket sales for the PW4000 and V2500 programs. There was also a favorable settlement of a contract claim recorded this quarter. OE production sales were lower on the B757, MD-11 and MD-80 programs (the MD-11 and MD-80 programs are no longer in production) partially offset by an increase in B717-200 sales. Operating income for the quarter increased $12.5, or 28%, from $44.8 in the third quarter of 1999 to $57.3 in the third quarter of 2000. This increase is predominantly due to increased sales volume, the favorable claim settlement, a favorable sales mix, and site consolidation costs that were incurred in 1999. Aviation services reported a small profit on sales of $60.8 for the third quarter of 2000.

LANDING SYSTEMS GROUP
---------------------

($ millions)


                                                          YTD              YTD
                       3Q00             3Q99             2000             1999
                       ----             ----             ----             ----

Sales                  $265.9          $261.5             $785.0          $803.9
Operating Income         35.7            36.5              108.1           115.8

Sales during the quarter increased $4.4, or 2%, from $261.5 in the third quarter of 1999 to $265.9 in 2000. The increase is attributable to higher sales in wheels and brakes, especially in the regional, business and military market segment, as well as increased aftermarket sales to commercial airline customers. These increases were offset by lower landing gear sales, and reduced sales in landing gear and wheel and brake services. Operating income decreased 2% to $35.7 for the quarter. Landing Systems recorded lower operating income than the third quarter 1999, consistent with their decreased OE and services volume and increased nonrecurring engineering and Coltec consolidation costs, partially offset by favorable inventory adjustments recorded during the quarter. In addition, despite higher sales of wheels and brakes, income decreased due to the impact of a customer bankruptcy, increased sales incentives and higher raw material costs. Landing gear and wheel and brake services had higher operating income as a result of productivity improvements and lower spending.

ELECTRONIC SYSTEMS GROUP
------------------------

($ millions)

                                                          YTD              YTD
                        3Q00             3Q99            2000             1999
                        ----             ----            ----             ----

Sales                   $132.4          $124.9            $399.2          $384.6
Operating Income          33.1            25.1              85.9            71.4

Sales for the quarter increased $7.5 or 6% to $132.4 in the third quarter of 2000. The increase was primarily due to stronger sales in avionics products and Space Flight Systems, especially satellite products, partially offset by decreased sales of aircraft sensors and a small product line divestiture. Avionics had increased sales over the same period a year ago as a result of increased market penetration and new product introductions in the general aviation market. Operating income increased 32% from $25.1 in the third quarter of 1999 to $33.1 in the third quarter 2000. This increase is due to increased demand for general aviation products, a gain on the sale of a building, a favorable sales mix and recovery of certain development costs related to the helicopter health and usage monitoring system (HUMS).

ENGINE & SAFETY SYSTEMS GROUP
-----------------------------

($ millions)


                                                          YTD              YTD
                         3Q00             3Q99           2000             1999
                         ----             ----           ----             ----

Sales                    $152.3          $136.4           $453.6          $417.7
Operating Income           28.0            24.5             85.5            74.4

Sales during the third quarter of 2000 increased $15.9 or 12% to $152.3. This increase was due to significantly stronger sales in virtually all of the products. Operating income increased $3.5 or 14% to $28.0 in the third quarter of 2000. This increase is a result of the higher volume experienced in the group and a gain on sale of a small parcel of land, partially offset by an unfavorable sales mix and increased research and development spending on the inflatabelt product the group is developing.

                    BFGOODRICH PERFORMANCE MATERIALS SEGMENT
                    ----------------------------------------

TEXTILE & COATINGS SOLUTIONS GROUP
----------------------------------

($ millions)


                                                          YTD              YTD
                         3Q00             3Q99           2000             1999
                         ----             ----           ----             ----

Sales                    $119.9          $133.2         $383.3          $403.8
Operating Income            4.5            10.4           21.9            27.5

Sales decreased 10% from $133.2 in the third quarter of 1999 to $119.9 in the third quarter of 2000. Operating income decreased 57% for the quarter from $10.4 to $4.5. The decrease in sales is due to softening demand, a decision by the company to discontinue sales of certain low margin products and unfavorable foreign exchange. Operating income decreases were driven by lower volumes and higher raw material prices, offset slightly by a favorable sales mix and improved pricing trends.

POLYMER ADDITIVES & SPECIALTY PLASTICS GROUP
--------------------------------------------

($ millions)


                                                            YTD              YTD
                         3Q00             3Q99             2000             1999
                         ----             ----             ----             ----

Sales                    $101.0          $111.3           $321.4          $330.6
Operating Income           13.8            20.5             48.4            55.5

Sales for the quarter decreased $10.3 or 9%, from $111.3 in 1999 to $101.0 in 2000. The decrease was driven by the exclusion of Telene(C) sales, as this business was contributed April 1, 2000 to a joint venture that is accounted for as an equity method investment. The remaining decrease was a result of lower volume in the plumbing markets due to the reduction of housing starts and the foreign exchange impact of the weaker Euro. Operating income decreased $6.7, or 33%, from $20.5 in the third quarter of 1999 to $13.8 in the third quarter of 2000. Sharply higher raw material costs, especially for PVC; lower volumes as noted above, and the unfavorable impact of foreign exchange are principal drivers of the decrease.

CONSUMER SPECIALTIES GROUP
--------------------------

($ millions)

                                                           YTD              YTD
                        3Q00             3Q99             2000             1999
                        ----             ----             ----             ----

Sales                    $63.9           $61.8           $186.2          $182.9
Operating Income           7.6             5.2             20.6            21.9

Sales increased 3%, from $61.8 in the third quarter of 1999 to $63.9 in the third quarter of 2000. Operating income increased $2.4, or 46%, from $5.2 in the third quarter of 1999 to $7.6 in the third quarter of 2000. The increased sales are due primarily to strong volumes in the group's Personal Care (Carbopol(C)) product line. This strength was partially offset by reductions in volume and price in the food & beverage markets, lower intermediate sales, the exchange rate impact of the weaker Euro and competitive pricing pressures. Operating income increases are due to strong sales to the personal care market and favorable manufacturing and overhead spending compared to 1999. These increases were partially offset by higher raw materials costs, particularly toluene, and the exchange rate impact of the weaker Euro.

                BFGOODRICH ENGINEERED INDUSTRIAL PRODUCTS SEGMENT
                -------------------------------------------------

($ millions)

                                                         YTD              YTD
                      3Q00             3Q99             2000             1999
                      ----             ----             ----             ----

Sales                 $167.4          $170.6           $527.2          $542.7
Operating Income        29.0            28.1             95.2            99.3

Sales for the third quarter decreased $3.2 or 2% to $167.4 primarily due to the completion of a significant diesel-engine program during 1999 and the initiation of sales of a similar but lower revenue-producing program during 2000. Lower sales to the automotive and truck/trailer market partially offset by increased sales of sealing-related and compressed air products also contributed to the decline. Operating income increased 3% quarter over quarter to $29.0. This increase was primarily due to operational efficiencies in the sealing business, the reduction in nonrecurring engineering costs and favorable inventory adjustments at Fairbanks Morse, partially offset by the impact of reduced sales and unfavorable foreign exchange rates.

                                             Non-Segment Expenses
                                             --------------------
                                                  ($ millions)


                                                            YTD             YTD
                               3Q00         3Q99           2000            1999
                               ----         ----           ----            ----

Corporate G&A                   $17.4       $16.6           $52.9          $53.3
Net Interest Expense            $43.0       $33.4          $113.9          $99.3
Distribution on Trust
    Preferred Securities         $4.6        $4.6           $13.8          $13.8



                                Preliminary Balance Sheet and Cash Flow Data
                                --------------------------------------------
                                                ($ millions)

                                             YTD              YTD
                                          9/30/2000       12/31/1999
                                          ---------       ----------

Cash and Cash Equivalents                    $90.2           $66.4
Total Debt                                $2,250.8        $1,760.5
Debt to Capitalization                       61.0%           52.8%
Capital Expenditures                        $132.1          $246.3
Acquisitions                                 $49.2           $76.1
Depreciation and Amortization               $209.5          $230.6
Dividends                                    $89.5           $91.6


                                                  ACCOUNTS RECEIVABLE
                                                  -------------------
                                                      ($ millions)

                                                              1999                                         2000
                                            Q1          Q2           Q3           Q4           Q1            Q2           Q3
                                        -------------------------------------------------    -------------------------------------

As Reported                                 $841.0       $889.4      $864.1       $845.1       $917.3        $972.8     $1,030.4
Less: Corporate Receivables                 (105.5)      (131.4)     (138.7)      (158.4)      (180.5)       (216.9)      (236.3)
                                        -------------------------------------------------    -------------------------------------
Trade Accounts Receivable                   $735.5       $758.0      $725.4       $686.7       $736.8        $755.9       $794.1

Days sales outstanding                        43.5         46.8        47.1         47.8         44.7          46.9         49.4
(DSO)*

*DSO represents the number of preceding days sales comprising the trade accounts receivable balance.

DSO, calculated using trade accounts receivable, was 49 days for the third quarter of 2000, as compared to 47 days in the second quarter of 2000 and 47 days in the third quarter of 1999. The Company's DSO has ranged from 44 to 49 days over the past seven quarters as illustrated above due to normal fluctuations in the amount and timing of revenue and collections. Corporate receivables are excluded as these amounts, primarily receivables from insurance carriers for asbestos claim settlements, are not correlated with revenue and therefore distort the DSO calculation. The growth in trade receivables in the third quarter 2000 is due to higher Aerospace sales in September for which receivables have yet to be collected and to unbilled receivables in Space Flight Systems consistent with their revenue recognition policy. Accounts receivable for Performance Materials and Engineered Industrial Products declined in the third quarter compared to the second quarter 2000.

                                                       INVENTORY
                                                       ---------
                                                      ($ millions)

                                                              1999                                           2000
                                           Q1            Q2           Q3           Q4           Q1            Q2           Q3
                                      ---------------------------------------------------    ---------------------------------------

Inventory*                                 $972.5        $926.1       $973.2       $989.5      $1,003.6     $1,024.0     $1,047.9
717-200 pre-production/
      excess over average                  (125.3)       (132.6)      (135.0)      (138.8)       (140.5)      (140.8)      (136.3)
                                      ---------------------------------------------------    ---------------------------------------
Adjusted inventory                         $847.2        $793.5       $838.2       $850.7        $863.1       $883.2       $911.6

Revenue                                  $1,411.8      $1,463.4     $1,332.1     $1,330.2      $1,378.2     $1,380.9     $1,378.2
Days sales in inventory (DSI)                54.0          49.3         57.9         58.8          57.0         58.2         60.9

*1999 inventory balances have been adjusted to conform to current year presentation.

DSI, excluding pre-production and excess over average costs on the 717-200 program, was 61 days in the third quarter of 2000, as compared to 58 days in the second quarter of 2000 and 58 days in the third quarter of 1999. Pre-production and excess over average costs on the 717-200 program are excluded as these amounts are not correlated with current revenues and therefore distort the DSI calculation. The increase in recent quarters reflects inventory increases in Aerospace needed to support the expected increase in commercial transport deliveries in 2001.



                                                                         THE BFGOODRICH COMPANY
                                                                              ($ MILLIONS)

                                                                                    1999
                                                   ------------------------------------------------------------------
                                                       Q1       Q2     Q2 YTD     Q3      Q3YTD      Q4       1999
                                                   --------------------------------------------------------  ========
AEROSPACE

SALES         Aerostructures & Aviation Services      387.5    421.2     808.7   332.4    1,141.1    335.8   1,476.9
              Landing Systems                         262.5    279.9     542.4   261.5      803.9    256.7   1,060.6
              Engine & Safety Systems                 143.5    137.8     281.3   136.4      417.7    147.9     565.6
              Electronic Systems                      132.7    127.0     259.7   124.9      384.6    129.7     514.3
                       Total Trade Sales              926.2    965.9   1,892.1   855.2    2,747.3    870.1   3,617.4

OPERATING     Aerostructures & Aviation Services       56.5     55.4     111.9    44.8      156.7     60.1     216.8
INCOME        Landing Systems                          36.8     42.5      79.3    36.5      115.8     31.3     147.1
              Engine & Safety Systems                  24.7     25.2      49.9    24.5       74.4     24.8      99.2
              Electronic Systems                       24.5     21.8      46.3    25.1       71.4     24.2      95.6
                     Total Operating Income           142.5    144.9     287.4   130.9      418.3    140.4     558.7

MARGIN        Aerostructures & Aviation Services       14.6%    13.2%     13.8%   13.5%      13.7%    17.9%     14.7%
              Landing Systems                          14.0%    15.2%     14.6%   14.0%      14.4%    12.2%     13.9%
              Engine & Safety Systems                  17.2%    18.3%     17.7%   18.0%      17.8%    16.8%     17.5%
              Electronic Systems                       18.5%    17.2%     17.8%   20.1%      18.6%    18.7%     18.6%
                     Total Operating Margin            15.4%    15.0%     15.2%   15.3%      15.2%    16.1%     15.4%
                                                   --------------------------------------------------------  ========

PERFORMANCE MATERIALS

                                                   --------------------------------------------------------  ========
SALES         Textile and Coatings Solutions          131.5    139.1     270.6   133.2      403.8    131.3     535.1
              Polymer Additives and Specialty         109.3    110.0     219.3   111.3      330.6    107.9     438.5
                 Plastics
              Consumer Specialties                     59.2     61.9     121.1    61.8      182.9     61.2     244.1
                       Total Trade Sales              300.0    311.0     611.0   306.3      917.3    300.4   1,217.7

OPERATING     Textile and Coatings Solutions            6.2     10.9      17.1    10.4       27.5      7.9      35.4
INCOME        Polymer Additives and Specialty          18.3     16.7      35.0    20.5       55.5     16.7      72.2
                 Plastics
              Consumer Specialties                      5.1     11.6      16.7     5.2       21.9      7.4      29.3
                     Total Operating Income            29.6     39.2      68.8    36.1      104.9     32.0     136.9

MARGIN        Textile and Coatings Solutions            4.7%     7.8%      6.3%    7.8%       6.8%     6.0%      6.6%
              Polymer Additives and Specialty          16.7%    15.2%     16.0%   18.4%      16.8%    15.5%     16.5%
                 Plastics
              Consumer Specialties                      8.6%    18.7%     13.8%    8.4%      12.0%    12.1%     12.0%
                     Total Operating Margin             9.9%    12.6%     11.3%   11.8%      11.4%    10.7%     11.2%
                                                   --------------------------------------------------------  ========


ENGINEERED INDUSTRIAL PRODUCTS                     --------------------------------------------------------  ========
SALES                                                 185.6    186.5     372.1   170.6      542.7    159.7     702.4

OPERATING INCOME                                       34.2     37.0      71.2    28.1       99.3     18.9     118.2

MARGIN                                                 18.4%    19.8%     19.1%   16.5%      18.3%    11.8%     16.8%
                                                   --------------------------------------------------------  ========

              ---------------------------------------------------------------------------------------------  ========
TOTAL         SALES                                 1,411.8  1,463.4   2,875.2 1,332.1    4,207.3  1,330.2   5,537.5
              SEGMENT OPERATING INCOME                206.3    221.1     427.4   195.1      622.5    191.3     813.8
              MARGIN                                   14.6%    15.1%     14.9%   14.6%      14.8%    14.4%     14.7%
              ---------------------------------------------------------------------------------------------  =========


                             THE BFGOODRICH COMPANY
                                  ($ MILLIONS)

                                                                         2000
                                                   ----------------------------------------------
                                                       Q1       Q2     Q2 YTD      Q3      Q3YTD
                                                   ----------------------------------------------
AEROSPACE

SALES         Aerostructures & Aviation Services      357.6    348.4    706.0     375.4   1,081.4
              Landing Systems                         260.1    259.0    519.1     265.9     785.0
              Engine & Safety Systems                 147.8    153.5    301.3     152.3     453.6
              Electronic Systems                      127.5    139.3    266.8     132.4     399.2
                       Total Trade Sales              893.0    900.2  1,793.2     926.0   2,719.2

OPERATING     Aerostructures & Aviation Services       48.9     49.0     97.9      57.3     155.2
INCOME        Landing Systems                          37.3     35.1     72.4      35.7     108.1
              Engine & Safety Systems                  27.3     30.2     57.5      28.0      85.5
              Electronic Systems                       25.2     27.6     52.8      33.1      85.9
                     Total Operating Income           138.7    141.9    280.6     154.1     434.7

MARGIN        Aerostructures & Aviation Services       13.7%    14.1%    13.9%     15.3%     14.4%
              Landing Systems                          14.3%    13.6%    13.9%     13.4%     13.8%
              Engine & Safety Systems                  18.5%    19.7%    19.1%     18.4%     18.8%
              Electronic Systems                       19.8%    19.8%    19.8%     25.0%     21.5%
                     Total Operating Margin            15.5%    15.8%    15.6%     16.6%     16.0%
                                                   -----------------------------------------------

PERFORMANCE MATERIALS

                                                   ----------------------------------------------
SALES         Textile and Coatings Solutions          133.7    129.7    263.4     119.9     383.3
              Polymer Additives and Specialty         114.4    106.0    220.4     101.0     321.4
                 Plastics
              Consumer Specialties                     59.5     62.8    122.3      63.9     186.2
                       Total Trade Sales              307.6    298.5    606.1     284.8     890.9

OPERATING     Textile and Coatings Solutions            8.0      9.4     17.4       4.5      21.9
INCOME        Polymer Additives and Specialty          19.3     15.3     34.6      13.8      48.4
                 Plastics
              Consumer Specialties                      6.8      6.2     13.0       7.6      20.6
                     Total Operating Income            34.1     30.9     65.0      25.9      90.9

MARGIN        Textile and Coatings Solutions            6.0%     7.2%     6.6%      3.8%      5.7%
              Polymer Additives and Specialty          16.9%    14.4%    15.7%     13.7%     15.1%
                 Plastics
              Consumer Specialties                     11.4%     9.9%    10.6%     11.9%     11.1%
                     Total Operating Margin            11.1%    10.4%    10.7%      9.1%     10.2%
                                                   -----------------------------------------------



ENGINEERED INDUSTRIAL PRODUCTS                     -----------------------------------------------
SALES                                                 177.6    182.2    359.8     167.4     527.2

OPERATING INCOME                                       33.6     32.6     66.2      29.0      95.2

MARGIN                                                 18.9%    17.9%    18.4%     17.3%     18.1%

              ------------------------------------------------------------------------------------
TOTAL         SALES                                 1,378.2  1,380.9  2,759.1   1,378.2   4,137.3
              SEGMENT OPERATING INCOME                206.4    205.4    411.8     209.0     620.8
              MARGIN                                   15.0%    14.9%    14.9%     15.2%     15.0%
              ------------------------------------------------------------------------------------

